Exhibit 99.1

Energizer Holdings, Inc.
533 Maryville University Dr.
St. Louis, MO 63141

FOR IMMEDIATE RELEASE

November 8, 2011

Energizer Holdings, Inc. Announces Retirement of Gayle G. Stratmann and

Appointment of Mark S. LaVigne as Vice President, General Counsel and Secretary

St. Louis —November 8, 2011—Energizer Holdings, Inc. (NYSE: ENR) announced that Gayle G. Stratmann, Vice President and General Counsel of Energizer since March 2003, will retire from Energizer in the first half of calendar 2012.

“Gayle has done an outstanding job as our General Counsel,” said Ward Klein, Chief Executive Officer. “Her wisdom, deep understanding of the business and strategic counsel has served management and the shareholders well. We wish Gayle the very best in her retirement.”

At its meeting on November 7, 2011, Energizer’s Board of Directors appointed Mark S. LaVigne to succeed Ms. Stratmann as the General Counsel of the Company upon her retirement.

Mr. LaVigne joined Energizer in 2010, and has served as Secretary and Assistant General Counsel. Mr. LaVigne came to Energizer from Bryan Cave LLP where he was a partner.

Mr. Klein commented on the appointment of Mr. LaVigne: “We are pleased to have Mark step up into the role of General Counsel. He has a proven track record with both Bryan Cave and Energizer Holdings, has been a valuable contributor in many ways and will do an outstanding job for the Company and our shareholders.”

About Energizer:

Energizer Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating globally in the broad categories of household and personal care products. Energizer’s Household Products Division offers consumers the broadest range of portable power solutions, anchored by our universally recognized Energizer® and Eveready® brands. Energizer’s Personal Care Division offers a diversified range of consumer products in the wet shave, skin care, feminine care and infant care categories. Our portfolio includes well established brand names such as Schick® and Wilkinson Sword® men’s and women’s shaving systems and disposables; Edge® and Skintimate® shave preparations; Playtex® tampons, gloves and infant feeding products; Banana Boat® and Hawaiian Tropic® sun care products and Wet Ones® moist wipes.